Exhibit 10.36

Confidential treatment has been requested for portions of the exhibit. The confidential portions have been omitted and are denoted by a triple asterisk (***).  The confidential portions have been filed separately with the comission.

August 28, 2008

Mr. Oliver Burckhardt
[address]
[address]

Dear Oliver:

Following your departure from Orthofix Inc. (the “Company”), we understand that you would like to assist us as a consultant with respect to ***. If ***, we agree to pay you $25,000 on January 31, 2009 for your consulting services. Payment to you of this sum is contingent on your readily assisting us from time to time ***, as requested by Brad Mason.

We also understand that following your departure from the Company you would like to sell 72,300 of your options (described in more detail on Attachment A) (the “Options”) back to Orthofix International N.V. (“Parent”) in exchange for payment to you of $125,000 (the “Option Payment”). In consideration for your agreement to forfeit your right in and to and to otherwise cancel those Options (including termination of the underlying Option agreements and any right to exercise those Options), we will agree to pay you the Option Payment as follows: $62,500 as soon as reasonably practicable following your departure from the Company (but no later than October 1, 2008) and $62,500 on January 31, 2009.

The payments described in this letter (the “Payments”) are intended by you and the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto, and this letter will be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company will not be required to assume any increased economic burden in connection with the Payments.  The Company does not represent or warrant that the Payments will comply with Section 409A of the Code or any other provision of federal, state, or local law.  Neither the Company, nor any parent or affiliate, nor its or their respective directors, officers, employees or advisers (collectively, the “Parent Group”) will be liable to you (or to any other individual claiming a benefit through you) for any tax, interest, or penalties you might owe as a result of the Payments, and no member of the Parent Group shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code. You will indemnify the Parent Group for any tax, interest or penalties that may result under Section 409A of the Code as a result of the Payments.

This letter represents the entire agreement between you and the Company with regard to the subject matter hereof and supersedes any agreement between us (written or oral) to the contrary. This letter will be governed by North Carolina law and may only be amended or modified by a writing signed by you and the Company.

Please indicate your agreement and acknowledgment to the above by signing where indicated below and returning a copy to me. The offer represented by this letter shall be void if we do not receive from you a countersigned copy of this letter by 5:00 Eastern Time on August 28, 2008.

*** Confidential material omitted and filed separately with the Commission.

Confidential treatment has been requested for portions of the exhibit. The confidential portions have been omitted and are denoted by a triple asterisk (***). The confidential portions have been filed separately with the comission.

Sincerely,

Orthofix Inc.

/s/ Bradley R. Mason

Bradley R. Mason, authorized signatory

Acknowledged and Accepted:

/s/ Oliver Burckhardt
Oliver Burckhardt, an individual
Dated: August 27, 2008

Confidential treatment has been requested for portions of the exhibit. The confidential portions have been omitted and are denoted by a triple asterisk (***). The confidential portions have been filed separately with the comission.

Attachment A

List of Options

1.           22,300 Options with an exercise price of $44.97 shares represented by a Nonqualified Stock Option Agreement under the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan, dated June 29, 2007, entered into between Oliver Burckhardt and Parent.

2.           10,000 Options with an exercise price of $47.78 shares represented by a Nonqualified Stock Option Agreement under the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan, dated August 21, 2007, entered into between Oliver Burckhardt and Parent.

3.           40,000 Options with an exercise price of $58.43 shares represented by a Nonqualified Stock Option Agreement under the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan, dated November 27, 2007, entered into between Oliver Burckhardt and Parent.